Exhibit 10.15



                 PHILLIPS-VAN HEUSEN CORPORATION
                 SENIOR MANAGEMENT BONUS PROGRAM


     For fiscal year 1997, Phillips-Van Heusen Corporation (the "Company") implemented a senior management bonus program under which 17 eligible senior management executives may receive a bonus based on (a) for members of the Company's Operating Committee and Corporate/Logistics Group, earnings targets for the Company as a whole and (b) for division presidents, earnings targets for their respective divisions.

     Participants for the fiscal year were selected by the Company during the first quarter of its fiscal year. In order to remain eligible to receive a bonus, a participant must be employed by the Company on the last day of the vesting period described below. In the event of the death of a participant during the fiscal year, his or her estate will receive the bonus, if any, payable to the participant for the fiscal year, pro rated to reflect the portion of the year worked by the participant.

     Threshold, budget, and maximum earnings targets were set by the Company during the first quarter of its fiscal year, and bonus payments will be calculated in relation to the extent to which earnings fall within the target range. The amount of the bonus payment will be a varying percentage of a participant's base salary.

     The amount of a participant's bonus payment, if any, for the fiscal year will be determined by the end of the first quarter of the succeeding fiscal year. Payment of such bonus will be subject to a one year vesting period, ending the last day of the succeeding fiscal year. Interest will accrue on any unpaid bonus amounts beginning with the first day of the second quarter of the succeeding fiscal year.